Exhibit 99.1


FOR IMMEDIATE RELEASE                       CONTACT:
                                            Hugh F. Gouldthorpe, Jr.
July 6, 1999                                Vice President,
                                            Quality & Communications
                                            (804) 965-2922
                                                   OR
                                            Richard F. Bozard
                                            Vice President, Treasurer
                                            Acting Chief Financial Officer
                                            (804) 965-2921

               Owens & Minor Announces Acquisition of Medix, Inc.

Richmond,  Va....Owens & Minor (NYSE-OMI)  announced today it has entered into a definitive agreement to purchase Medix, Inc., headquartered in Waunakee, Wisconsin, in an all cash transaction. Further details of the transaction were not disclosed.

Medix, Inc. is a distributor of medical/surgical supplies serving acute care hospitals, long-term care facilities and clinics from its 10 distribution centers located in Minnesota, Michigan, Wisconsin, Illinois, Missouri, Kansas and Oklahoma. The company, which was founded 35 years ago, had sales of approximately $180 million for its latest financial year ended October 2, 1998. Medix, Inc. serves a number of major accounts throughout the Midwest. The company employs approximately 200 people.

"The acquisition will give Owens & Minor a great opportunity to improve our market share in the Midwest," said Craig R. Smith, president and chief operating officer of Owens & Minor. "It fits our goal of focusing on the things we do best. We expect to realize operating synergies and productivity gains from combining the businesses. We will use our industry leading technology and operational excellence to help make an excellent company even better. We look forward to welcoming our new teammates to Owens & Minor."

J.P. Richards, President of Medix, Inc., said, "We believe the fit is outstanding for our customers and employees. We share the philosophy of treating people with respect and integrity. Each company has a traditional work ethic that resonates throughout both organizations. Owens & Minor has a sterling reputation in our industry and we look forward to this new venture."

G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor, said, "What I am most excited about is the merging of two companies with such outstanding reputations for service and quality in the marketplace. The two principals at Medix, Inc., J. P. Richards and Kendall Richards, are both young veterans in the business and will add depth to our management team.

"This also is consistent with our current strategy of making accretive acquisitions and sticking to our knitting in order to make stronger the things we do best in distribution and supply chain management," said Minor. "It feels good to be on the move again."

The transaction is expected to close on July 30 and is subject to regulatory approval.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's largest distributor of national name-brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor offers CostTrack Supply Chain Management (SCM)-its industry-leading, activity-based management program. With CostTrack SCM, Owens & Minor identifies and tracks the cost-drivers in customers' distribution activities and provides the products and services in logistics, information management, asset management and product mix management to help these customers cut costs, drive workflow efficiencies and raise employee productivity.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business, including the new contracts noted above, can be converted to the company, intense competitive pressures within the industry, the success of the strategic initiatives outlined above and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

For fax copies of Owens & Minor's news releases, contact Company News On-Call at
(800) 758-5804, ext. 667125. For releases on the World Wide Web, visit www.prnewswire.com (http://www.prnewswire.com).